Exhibit 99.1

Press Release FOR IMMEDIATE RELEASE

March 17, 2017Omaha, NE

CONTACT: Craig Allen

800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES THE SALE OF NORTHERN VIEW, AN MF PROPERTY

OMAHA, Nebraska -- America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (the “Partnership”) announced today that on March 13, 2017, it sold Northern View, a student housing project, held in its MF Property portfolio, located in Highland Heights, Kentucky for approximately $13.8 million.  ATAX will realize a gain of approximately $3.2 million, before direct and indirect expenses to be recognized, in the first quarter 2017.

The Partnership acquired Northern View in June 2007, as a 118-unit affordable housing multifamily project.  ATAX actively utilized and managed the resources of Burlington Capital’s full service Real Estate Platform (the “Platform”) to transform the demographics and economics of Northern View.  The Platform consists of property management, construction management and monitoring and marketing.  As Northern View is located near Northern Kentucky University, it was converted to student housing and managed as such.

“We acquired Northern View in 2007 and have worked diligently with Burlington Capital’s Platform to transform this property into a successful student housing project,” said Chad Daffer, Chief Executive Officer of ATAX.  “Upon evaluation of Northern View, we determined its highest and best use was to sell it, maximize the return to our Unitholders and continue to fine tune the portfolio.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily and student housing properties and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.